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                                                                                                       EXHIBIT 12.1



                                         THE CHARLES SCHWAB CORPORATION

                               Computation of Ratio of Earnings to Fixed Charges
                                    (Dollar amounts in thousands, unaudited)

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                                                                                                Three Months Ended
                                                                                                     March 31,
                                                                                                2000          1999
                                                                                                ----          ----

Earnings before taxes on income                                                             $479,661      $236,092
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Fixed charges
   Interest expense - customer                                                               237,290       155,000
   Interest expense - other                                                                   28,719        18,545
   Interest portion of rental expense                                                         13,437         9,255
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   Total fixed charges (A)                                                                   279,446       182,800
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Earnings before taxes on income and fixed charges (B)                                       $759,107      $418,892
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Ratio of earnings to fixed charges (B) / (A)*                                                    2.7           2.3
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Ratio of earnings to fixed charges excluding customer interest expense**                        12.4           9.5
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*  The ratio of earnings to fixed charges is calculated in a manner consistent with SEC requirements.
   For such purposes, "earnings" consist of earnings before taxes on income and fixed charges.
   "Fixed charges" consist of interest expense incurred on payable to customers, borrowings and one-third of rental expense, which is estimated to be representative of the interest factor.

** Because interest expense incurred in connection with payable to customers is completely offset by interest revenue on related investments and margin loans, the Company considers such interest to be an operating expense.  Accordingly, the ratio of earnings to fixed charges excluding customer interest expense reflects the elimination of such interest expense as a fixed charge.


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